Exhibit 10.1

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed.

Double asterisks denote omissions.

Execution Version

SUITE RETENTION AND DEVELOPMENT AGREEMENT

This SUITE RETENTION AND DEVELOPMENT AGREEMENT (the “Agreement”) is made this 9th day of September, 2019 (the “Effective Date”), by and between Albany Molecular Research, Inc. (“AMRI”), with a place of business at 26 Corporate Circle, Albany, NY 12203 and Translate Bio, Inc. (“Translate Bio”), with a place of business at 29 Hartwell Avenue, Lexington, MA 02421. For purposes of this Agreement, AMRI and Translate Bio are each a “Party” and collectively, the “Parties.”

WHEREAS, AMRI provides contract pharmaceutical development and manufacturing to the pharmaceutical industry;

WHEREAS, Translate Bio is developing mRNA therapeutics to treat diseases caused by protein or gene dysfunction and wants AMRI to assist in the development of its Drug Substance, as provided in this Agreement and the attachments hereto; and

WHEREAS, Translate Bio and AMRI desire to build a series of cleanroom suites at AMRI’s manufacturing facility in [**] (the “Facility”) for use in development of the Drug Substance and each Party shall provide resources in connection therewith, pursuant to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth below, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The following terms have the following meanings in this Agreement:

1.1	“AAA” is as defined in Section 15.9.

1.2

“Affiliate(s)” means any corporation, firm, partnership or other entity which controls, is controlled by or is under common control with a Party for as long as such control exists. For purposes of this definition, “control” shall mean the ownership of more than fifty percent (50%) of the voting share capital of such entity or any other comparable equity or ownership interest, provided that Affiliates of AMRI shall be limited to its direct and indirect subsidiaries.

1.3

“AMRI Background Technology” means any Technology (i) owned or controlled by AMRI or any of its Affiliates as of the Effective Date; or (ii) developed or obtained by or on behalf of AMRI or any of its Affiliates after the Effective Date independent of this Agreement, and all intellectual property rights in any of the foregoing.

1.4	“AMRI Equipment” is as defined in Section 2.2(d).

1.5	“AMRI Indemnitees” is as defined in Section 10.2.

1.6

“AMRI Program Technology” means Program Technology that (i) consists of improvements to AMRI Background Technology, (ii) is developed using Confidential Information of AMRI, or (iii) consists of improvements to the manufacturing process that are generally applicable to multiple products (and for each of the foregoing clauses (i), (ii) and (iii)) which does not incorporate Translate Bio Confidential Information), and all intellectual property rights in any of the foregoing clauses (i), (ii) and (iii).

1.7	“AMRI-Supplied Raw Materials” means Raw Materials supplied by AMRI pursuant to Section 4.2.

1.8	“AMRI Technology” means AMRI Background Technology and AMRI Program Technology.

1.9

“Applicable Laws” means all laws, ordinances, rules and regulations applicable to the particular Development Services and the other obligations of AMRI or Translate Bio, as the context requires under this Agreement, including, without limitation, (i) all applicable federal, state and local laws and regulations; and (ii) the U.S. Federal Food, Drug and Cosmetic Act; and (iii) cGMPs.

1.10

“Batch” means a specific quantity of Drug Substance comprised of a number of units mutually agreed upon between the Parties, and that (i) is intended to have uniform character and quality within specified limits, and (ii) is Processed according to a single manufacturing order during the same cycle of Processing.

1.11	“Batch Documentation” means, with respect to a Batch, a copy of the executed batch record (including Batch disposition), a certificate of GMP compliance, and a TSE/BSE statement.

1.12	“Build-Out” is as defined in Section 2.1.

1.13	“Build-Out Cap” is as defined in Section 2.5.

1.14

“Build-Out Completion” means the receipt by Translate Bio of a copy of AMRI’s certificate of occupancy sufficient for AMRI to legally commence using the Cleanroom Suites for their intended use issued by the appropriate governmental authority.

1.15	“Business Day” shall mean any day (other than a Saturday, Sunday or a legal holiday) on which banks are open for general business in the United States.

1.16	“Calendar Quarter” means a period of three (3) consecutive months commencing on January 1, April 1, July 1 or October 1 of any calendar year.

1.17

“Certificate of Analysis” means (i) with reference to a Batch of Drug Substance, the certificate that accompanies each shipment of a Batch of Drug Substance, as applicable, and which lists the test methods, acceptance limits and release test results for that specific Batch of Drug Substance, and (ii) with reference to the Raw Materials, the certificate(s) that accompanies each shipment of Raw Materials and which lists the test methods, acceptance limits and release test results for that specific batch of Raw Materials, as applicable.

1.18

“Certificate of Compliance” shall mean (i) with reference to a Batch of Drug Substance, a certificate attesting that the particular Batch of Drug Substance was Processed in accordance with the Master Batch Record and cGMP (if applicable as per intended use of the Drug Substance) and in conformance with Drug Substance Specifications, as applicable, and (ii) with reference to Raw Materials, a certificate(s) attesting that the Raw Materials were manufactured in accordance with cGMP and conform to the Specifications and applicable regulatory requirements, as applicable.

1.19

“cGMP” means the Current Good Manufacturing Practices for the manufacture, control and storage of human pharmaceutical products, as set forth in 21 C.F.R. 210 and 21 C.F.R. 211, as may be amended or supplemented, and the related regulations and FDA guidance documents in effect from time to time, and as set forth in Directive 2001/83/EC (as amended by Directive 2004/27/EC), Directive 2003/94/EC and EudraLex – Volume 4 of the Rules Governing Medicinal Products in the European Union entitled “EU Guidelines to Good Manufacturing Practice Medicinal Products for Human and Veterinary Use”.

1.20	“Cleanroom Suites” is as defined in Section 2.1.

1.21	“Confidential Information” is as defined in Section 8.1.

1.22	“Construction Contract” means the written agreement by and between AMRI and a third-party general contractor for the construction of the Cleanroom Suites.

1.23	“Delivery” is as defined in Section 5.1.

1.24	“Detailed Design Contract” means the written agreement by and between AMRI and a third-party design firm for the development of detailed design drawings relating to the Build-Out.

1.25

“Development Services” means, collectively, formulation development, Master Batch Record creation and revision, Raw Materials management (ordering, receipt, storage), Raw Materials identification testing,]engineering Batches, registration and validation Batches, and in or developmental manufacture of the Drug Substance, including all Batches manufactured prior to the establishment of a validated manufacturing process, generation of engineering protocols for demo Batches, creation of Specifications, Equipment SOPs, cleaning verification and supporting documentation, analytical methods,, cGMP Batches, and storage of Drug Substance.

1.26	“Disclosing Party” is as defined in Section 8.1.

1.27	“Dispute” is as defined in Section 15.9.

1.28	“Drug Substance” means the Raw Materials after Processing by AMRI in accordance with the Master Batch Record.

1.29

“Drug Substance-specific Program Technology” means any Program Technology that constitutes an improvement, modification, derivative, or new use of the Raw Materials proprietary to Translate Bio or a Translate Bio partner or Drug Substance, including without limitation the manufacturing process for Drug Substance as set forth in the Master Batch Record, but which is not an improvement of general applicability to the manufacturing process, and all intellectual property rights in any of the foregoing.

1.30

“Drug Substance Specifications” means the written specifications and quality standards, including tests, analytical procedures and acceptance criteria, that are established to confirm the characteristics and quality of the Drug Substance as set forth in the mutually agreed upon Master Batch Record, and as amended from time to time, by written agreement of the Parties when applicable, in accordance with the procedures set forth in this Agreement and the Quality Agreement.

1.31	“Drug Substance Warranty” is as defined in Section 7.1(c).

1.32	“Effective Date” is as defined in the preamble.

1.33	“EMA” means the European Medicines Agency, and any successor agency thereto.

1.34	“Facility” is as defined in the recitals.

1.35	“FDA” means the United States Food and Drug Administration, and any successor agency thereto.

1.36	“JSC” is as defined in Section 2.3(b).

1.37	“Indemnified Party” is as defined in Section 10.3.

1.38	“Indemnifying Party” is as defined in Section 10.3.

1.39	“Initial Deliverables and Services” is as defined in Section 2.8(b).

1.40	“Initial Term” is as defined in Section 12.1.

1.41	“Initial Three Year Period” is as defined in Section 12.3.

1.42	“Letter Agreement” means the Letter Agreement by and between the Parties, dated April 29, 2019.

1.43	“Losses” is as defined in Section 10.1.

1.44	“Make-Whole Payment” is as defined in Section 12.4.

1.45

“Master Batch Record” shall mean the document approved in writing by both Parties, and as may be amended from time to time in accordance with this Agreement and the Quality Agreement, specifying or referencing the complete set of formal instructions agreed upon by the Parties for the Processing of Drug Substance, including, but not limited to material descriptions, the formula, processing procedures, in-process testing specifications, Drug Substance Specifications and shipping specifications.

1.46	“MHRA” means Medicines and Healthcare Products Regulatory Agency, and any successor agency thereto.

1.47	“MSDS” is as defined in Section 4.1.

1.48	“Overage” is as defined in Section 2.5.

1.49	“Partnership Executive Committee” is as defined in Section 2.3(a).

1.50	“Party” or “Parties” is as defined in the preamble.

1.51	“Personal Data” is as defined in Section 15.16.

1.52	“Prepayment” is as defined in Section 2.8(a).

1.53

“Process”, “Processed”, or “Processing” means the conversion of the Raw Materials into Drug Substance in accordance with the Master Batch Record and the terms and conditions set forth in this Agreement and the Quality Agreement.

1.54	“Program Technology” means Technology developed by or on behalf of either Party or any of its Affiliates in the course of the Processing of the Drug Substance.

1.55	“Quality Agreement” is as defined in Section 6.1.

1.56	“Raw Materials” means all raw materials, supplies, components and packaging necessary to manufacture and ship the Drug Substance.

1.57	“Receiving Party” is as defined in Section 8.1.

1.58

“Regulatory Authority” means any governmental regulatory authority involved in regulating any aspect of the development, manufacture, market approval, sale, distribution, packaging or use of the Drug Substance. Unless otherwise agreed by the Parties in writing, Regulatory Authority shall mean the FDA, EMA, and/or MHRA for purposes of this Agreement.

1.59	“Regulatory Filing” shall have the meaning set forth in Section 6.3.

1.60	“Renewal Term” is as defined in Section 12.1.

1.61	“Representative” is as defined in Section 2.3(b).

1.62	“SDS” is as defined in Section 4.1.

1.63

“Specifications” means, as applicable, the specifications relating to the Raw Materials and the specifications for other materials, consumables and shipping components used in Processing of Drug Substance, as mutually agreed by the Parties in writing, and as may be amended from time to time by written agreement of the Parties in accordance with the procedures set forth in this Agreement and the Quality Agreement.

1.64	“Suite Retention” is as defined in Section 2.7.

1.65

“Technology” means all discoveries, inventions, know-how, developments, methods, techniques, trade secrets, innovations, updates, modifications, enhancements, improvements, copyrights, data, documentation, processes, procedures, specifications and other intellectual property of any kind, whether or not protectable under patent, trademark, copyright or similar laws.

1.66	“Term” is as defined in Section 12.1.

1.67	“Translate Bio Capital Investment” is as defined in Section 2.5.

1.68	“Translate Bio Equipment” is as defined in Section 2.2(a).

1.69

“Translate Bio Existing Technology” means (i) the Translate Bio Materials, (ii) any intermediates and derivatives of the Translate Bio Materials; (iii) any other Technology owned or controlled by Translate Bio or any of its Affiliates as of the Effective Date; or (iv) any Technology, other than Program Technology, developed or obtained by or on behalf of Translate Bio or any of its Affiliates after the Effective Date, and all intellectual property rights in any of the foregoing.

1.70	“Translate Bio Indemnitees” is as defined in Section 10.1.

1.71	“Translate Bio Initial Services and Deliverables Payment” is as defined in Section 2.8(b).

1.72	“Translate Bio Materials” is as defined in Section 4.1.

1.73	“Translate Bio Monthly Fee” is as defined in Section 2.8(c).

1.74	“Translate Bio Technology” means Translate Bio Existing Technology and Drug Substance-Specific Program Technology.

1.75	“Translate Bio Termination Payment” is as defined in Section 12.2(c).

ARTICLE 2

BUILD-OUT, GOVERNANCE AND FEE STRUCTURE

2.1

Cleanroom Suites. In connection with this Agreement, AMRI and Translate Bio shall arrange for the design and construction of a series of cleanroom suites at the Facility, as more specifically described in Exhibit A (the “Cleanroom Suites”). Title to, and risk of loss of, the Cleanroom Suites shall be retained by AMRI. AMRI shall enter into the Detailed Design Contract and the Construction Contract, pursuant to which the design and construction, respectively, of the Cleanroom Suites (the “Build-Out”) shall be conducted in conformance with Translate Bio’s requirements (as mutually agreed by the Parties) and the terms and conditions of this Agreement. The Parties agree that the Build-Out, and specifically the design of the Cleanroom Suites, shall be a joint effort between the Parties who shall share responsibility in ensuring that the Cleanroom Suites satisfy Translate Bio’s objectives.

2.2	Equipment.

(a)

Translate Bio shall procure the equipment described in Exhibit B, and the services related thereto (the “Translate Bio Equipment”) for installation in the Cleanroom Suites. The Parties may update Exhibit B from time to time by written, dated instrument signed by both Parties. All such Translate Bio Equipment shall be the sole property of Translate Bio, and title to, and risk of loss of, all such Translate Bio Equipment shall be retained by Translate Bio during the Term, except that AMRI shall be liable for any loss of, damage to, or theft of such the Translate Bio Equipment that is attributable to AMRI’s gross negligence or willful misconduct. Translate Bio shall be responsible for all freight, insurance and other costs of transporting the Translate Bio Equipment to the Facility and shall arrange insurance coverage for such Translate Bio Equipment while at the Facility. AMRI shall ensure that the Translate Bio Equipment is kept free and clear of any security interest (except as may be applied by Translate Bio’s other business partners or lenders), lien or any other encumbrance while in AMRI’s possession.

(b)

AMRI shall allow each item of Translate Bio Equipment to be installed in the Cleanroom Suites. Translate Bio shall be responsible for managing and coordinating the validation and qualification services relating to such installation, which shall be performed by a third-party vendor selected by Translate Bio, in accordance with the terms and conditions set forth in an agreement to be entered into by Translate Bio and such third-party vendor. For the avoidance of doubt, Translate Bio shall be responsible for the costs and expenses relating to such validation and qualification services and shall make direct payments to such third-party vendor. AMRI shall be responsible for maintaining the Translate Bio Equipment in good working order through regular calibration, maintenance and repairs in accordance with AMRI’s quality and standard operating procedures. All costs relating such calibration, maintenance and repairs during the Term, including without limitation any replacement parts or new Translate Bio Equipment, shall be the sole responsibility of Translate Bio, except that AMRI shall be liable for any repair to the Translate Bio Equipment to remedy damage caused by AMRI’s gross negligence or willful misconduct. All replacement parts added or incorporated into the Translate Bio Equipment shall become the property of Translate Bio.

(c)

Following expiration or termination of the Agreement and unless otherwise agreed in writing by the Parties, the Translate Bio Equipment shall be sent back to Translate Bio, at its sole cost and expense.

(d)

AMRI shall procure and install in the Cleanroom Suites certain additional equipment that is needed for the operation of the Cleanroom Suites, and services related thereto as set forth on Exhibit B (the “AMRI Equipment”) and shall be responsible for validation and qualification services relating to such installation, as appropriate. Title to, and risk of loss of, the AMRI Equipment shall be retained by AMRI. AMRI shall be responsible for maintaining the AMRI Equipment in good working order through regular calibration, maintenance and repairs in accordance with AMRI’s quality and standard operating procedures. Except as set forth in the immediately following sentence, all costs relating to the AMRI Equipment shall be funded through the Translate Bio Capital Investment or in the case of an Overage, as set forth in Section 2.5. AMRI shall be liable for any repair to the AMRI Equipment to remedy damage caused by AMRI’s gross negligence or willful misconduct.

2.3	Governance.

(a)

Partnership Executive Committee. Promptly following the Effective Date, the Parties shall establish an executive committee (a “Partnership Executive Committee”), consisting of [**] representatives from each Party. The Partnership Executive Committee shall meet not less than [**] during the Term, including to review the progress of the Build-Out. These meetings shall be in person, by video-conference or by telephone conference. The chair of the meeting shall alternate each meeting, with a representative of [**] acting as chair for the first meeting. Within [**] after each meeting, the Partnership Executive Committee shall memorialize in writing all key decisions made and circulate such summary to all members of the Partnership Executive Committee and JSC. Each Party shall bear its own expenses with respect to the activities conducted by the Partnership Executive Committee. In the event that the Partnership Executive Committee cannot reach agreement on any matter, the matter shall be referred promptly to the Chief Executive Officer of AMRI and the Chief Executive Officer of Translate Bio for resolution. The Partnership Executive Committee shall be responsible for (i) general oversight of the relationship between AMRI and Translate Bio during the Term; (ii) prompt resolution and mediation of any issues that cannot be resolved by the JSC; and (iii) decision-making for material changes in scope for either the design or construction of the Build-Out, based on the recommendation of the JSC.

(b)

Joint Steering Committee. Promptly following the Effective Date, the Parties shall establish a joint steering committee (the “JSC”) to meet not less than [**] during the Build-Out and each [**] during the remainder of the Term. The JSC shall be responsible for (i) the daily execution of the Build-Out, including monitoring the progress of the Build-Out against established timelines, making necessary amendments to the Build-Out plans, setting priorities, allocating tasks and coordinating activities between the Parties, and reviewing the budget and any budget overruns for the Build-Out, (ii) overseeing the Development Services and Processing, (iii) addressing improvements, changes and any other items that pertain to the Processing and related testing and shipping of Raw Materials and Drug Substance, and (iv) communicating with and updating the relevant parties, including the Partnership Executive Committee as to such matters. Within [**] after each meeting of the JSC, the JSC shall memorialize in writing all key decisions made and circulate such summary to all members of the Partnership Executive Committee and JSC. To the extent the JSC is unable to reach resolution on a particular matter or it determines that material changes in scope are required, it shall refer such matter to the Partnership Executive Committee, making recommendations and providing all necessary supporting information. In addition, each Party shall appoint a representative having primary responsibility for day-to-day interactions with the other Party relating to the Build-Out (each, a “Representative”). Both Parties shall use reasonable efforts to provide the other with at least [**] prior written notice of any change in its Representative other than in the event of a termination of employment.

(c)

Person-In-Plant. The Representative from Translate Bio and his/her designees (who shall be employees or contractors of Translate Bio or a Translate Bio partner) shall be permitted to be present during the period of the Build-Out and during the performance of the Development Services to assess progress and monitor work as Translate Bio deems necessary. With respect to the observation of Development Services, Translate Bio shall be limited to [**] people at any given time. Such Translate Bio personnel shall comply with any and all confidentiality, security, safety, quality or similar guidelines that apply to persons present in the Facility and that are communicated in advance by AMRI, and such other terms and conditions as further set forth in Exhibit C.

2.4

Translate Bio Capital Investment. Translate Bio agrees to provide six million U.S. dollars ($6,000,000) (the “Translate Bio Capital Investment”) to finance the costs of the Build-Out. AMRI shall invoice Translate Bio on a monthly basis for the goods and services provided by the third-party contractors and vendors in connection with the Build-Out as they are incurred by AMRI, and Translate Bio shall make payment to AMRI within [**] of receipt of such invoices. AMRI shall provide Translate Bio with [**] updates, tracking the Build-Out spend against the Translate Bio Capital Investment.

2.5

Overage. In the event that the aggregate Build-Out cost exceeds six million U.S. dollars ($6,000,000) (an “Overage”), the Parties shall work together in good faith to eliminate or minimize such Overage. In the event there continues to be an Overage following such good faith efforts, AMRI and Translate Bio shall each pay 50% of every dollar of Overage, up to a total Build-Out cost of eleven million U.S. dollars ($11,000,000) (the “Build-Out Cap”). Translate Bio shall be solely responsible for any cost over the Build-Out Cap, provided that AMRI agrees to notify Translate Bio in writing and provide Translate Bio with a reasonable opportunity to modify the plan for the Build-Out to reduce costs before any costs over the Build-Out Cap are incurred.

2.6

Delays and Disputes. AMRI will use commercially reasonable efforts to ensure that its counterparties to the Detailed Design Contract and the Construction Contract perform their obligations diligently in accordance with written timelines. AMRI shall not be responsible for any delays in the Build-Out or disputes with any of the contractors, vendors or suppliers it engages. Any losses or other expenses resulting from any such disputes or delays, including expediting, rescheduling, cancellation and/or legal fees, shall be financed from the Translate Bio Capital Investment. In the event that there are insufficient funds remaining in the Translate Bio Capital Investment, the provisions set forth in Section 2.5 relating to Overage shall apply.

2.7

Translate Bio Rights to Cleanroom Suites. During the Term and in exchange for the Translate Bio Capital Investment and Translate Bio Monthly Fee, AMRI agrees that the Cleanroom Suites shall be for the exclusive use of Translate Bio, pursuant to the terms and conditions set forth in this Agreement (the “Suite Retention”). The Parties acknowledge and agree that Translate Bio may utilize the Cleanroom Suites for the manufacture of products on behalf of its partners, provided that any such services will be subject to the terms and conditions of this Agreement and Translate Bio shall remain responsible for any such use.

2.8	Translate Bio Payments.

(a)	Build-Out Payments. Translate Bio shall be responsible for payment to AMRI of the Translate Bio Capital Investment, as set forth in Section 2.4 herein.

(b)

Prepayment. On [**], pursuant to the Letter Agreement, Translate Bio paid AMRI [**] U.S. dollars ($[**]) (the “Prepayment”) to fund the purchase of certain AMRI Equipment while this Agreement was being negotiated. For the avoidance of doubt, this Prepayment and the other payments made by Translate Bio pursuant to the Letter Agreement represent part of the Translate Bio Capital Investment and shall not be credited against any other amounts due by Translate Bio hereunder.

(c)

Initial Deliverables and Services Payment. As soon as practical following Translate Bio’s request after execution of this Agreement, AMRI shall deliver to Translate Bio the following services: (i) [**] (collectively, the “Initial Deliverables and Services”). Payment in the amount of one million U.S. dollars ($1,000,000) for the Initial Deliverables and Services is due within five (5) Business Days after execution of this Agreement (the “Translate Bio Initial Deliverables and Services Payment”). The Translate Bio Initial Deliverables and Services Payment is not refundable or transferrable, and is not creditable to any other services or costs associated with this Agreement.

(d)

Monthly Payment. On the first Business Day of each calendar month during the Term, beginning with the month immediately following the Build-Out Completion, Translate Bio shall make payment to AMRI in the amount of one million U.S. dollars ($1,000,000) (as may be increased pursuant to the immediately following paragraph, the “Translate Bio Monthly Fee”). Translate Bio shall make a pro-rated payment for the month during which the Build-Out Completion occurs, equivalent to: the Translate Bio Monthly Fee (i) divided by the number of days in such month, and (ii) multiplied by the number of days remaining in such month following the day of the month that Build-Out Completion occurred. The Parties agree that the Translate Bio Monthly Fee shall be made to AMRI in exchange for the Suite Retention and the Development Services (excluding any services expressly set forth in Exhibit D, which shall be subject to the charges set forth therein). Notwithstanding the foregoing, the Parties agree that Translate Bio shall be obligated to pay the Translate Bio Monthly Fee, irrespective of whether AMRI is providing Development Services during the relevant monthly period. Furthermore, the Translate Bio Monthly Fee is not refundable or transferrable, and is not creditable to any future services or periods covered by this Agreement.

AMRI may implement an increase in the Translate Bio Monthly Fee once annually, on January 1 of each calendar year following the first anniversary of Build-Out Completion, in an amount equal to three percent (3%) of the then-current Translate Bio Monthly Fee. AMRI shall provide Translate Bio with written notice of any such increase at least [**] prior to its effective date.

(e)

Additional Charges. In addition to the Translate Bio Initial Services and Deliverables Payment and the Translate Bio Monthly Fee, Translate Bio shall pay additional costs and expenses as set forth on Exhibit D hereto. In the event that Translate Bio requests any other services that are not set forth in this Agreement, AMRI shall provide a written quote with the fee for such additional services and Translate Bio shall advise AMRI in writing whether it wishes to have such additional services performed by AMRI.

(f)

Payment Terms. All payments required to be made by Translate Bio hereunder shall be paid in United States dollars in immediately available funds to an account designated by AMRI. In the event payment is not received by AMRI on or before the [**] after (i) the date specified in Sections 2.8(d), or (ii) the date of the invoice for purposes of Section 2.8(e), then such unpaid amount shall accrue interest at the rate of [**] percent ([**]%) per annum above the prime rate published by the Wall Street Journal as of the original due date, compounded monthly, until paid in full.

(g)

Setoff. Without limiting Translate Bio’s rights under law or in equity, Translate Bio shall have the right to set off against any amount payable to AMRI hereunder any amount for which AMRI is responsible for payment or credit to Translate Bio pursuant to the terms of Section 3.1, 4.1, or 10.1 (in the event that Translate Bio elects to defend) that has not previously been paid by AMRI.

2.9

Audits. AMRI will permit Translate Bio to audit AMRI’s relevant records with at least [**] advance prior notice, during normal business hours, no more than [**] solely to permit Translate Bio to confirm the accuracy of reported Build-out expenditures, amounts charged to Translate Bio for AMRI-Supplied Raw Materials pursuant to Section 4.2 and any additional charges pursuant to Section 2.8(e), and that all such amounts are in compliance with this Agreement. For the avoidance of doubt, Translate Bio’s rights pursuant to this Section 2.9 shall be limited to (i) the expenditures funded by the Translate Bio Capital Investment, (ii) any expenditures funded by Overages, and (iii) documentation of pass-through expenses, with respect to Sections 4.2 and 2.8(e).

ARTICLE 3

DEVELOPMENT SERVICES

3.1

Development Services. In exchange for the Translate Bio Monthly Fee, Translate Bio shall have the right from time to time to request in writing that AMRI perform specified Development Services in accordance with a mutually agreed timeline, and AMRI shall perform such Development Services in accordance therewith. In case of Development Services, Translate Bio acknowledges and agrees that specific results for Development Services are unable to be guaranteed, and until a manufacturing process is optimized and validated under cGMP conditions, there is no assurance that the Drug Substance Specifications will be exactly as set forth in the Master Batch Record or that any manufactured Drug Substance will meet the Drug Substance Specifications. Translate Bio is obligated to pay for (via the Translate Bio Monthly Fee and any applicable additional costs per Section 2.8(e)), and AMRI shall have no liability for, all Development Services even if the Drug Substance produced does not conform to Drug Substance Specifications, unless such non-conformity is attributable to AMRI’s gross negligence or willful misconduct. In the event AMRI is responsible for non-conformance to Drug Substance Specifications per the immediately foregoing sentence, AMRI shall replace the non-conforming Drug Substance at no additional cost to Translate Bio provided Translate Bio supplies sufficient quantities of Translate Bio Materials, as necessary, for AMRI to complete such replacement. If AMRI replaces the non-conforming Drug Substance per the immediately foregoing sentence, AMRI shall credit Translate Bio for the cost of any replacement Translate Bio Materials up to $[**], per batch of Drug Substance. The remedy set forth in this Section 3.1 shall be Translate Bio’s sole remedy for non-conforming Drug Substance and lost or damaged Translate Bio Materials. Notwithstanding anything to the contrary herein, AMRI shall not be precluded or limited from providing to itself, its Affiliates or any third party any services that are identical to the Development Services, provided that such provision of services do not use the Cleanroom Suites (during the Term) and do not constitute a breach of confidentiality under Article 8 herein.

3.2

Monthly Batch Limit. The Parties agree that notwithstanding the Suite Retention and the Translate Bio Monthly Fee, the maximum number of Batches that AMRI shall be required to Process to completion pursuant to this Agreement in exchange for the Translate Bio Monthly Fee on a monthly basis is [**]. Translate Bio may request that AMRI Process additional Batches to completion in a given month at AMRI’s then-current standard rates, and AMRI shall use commercially reasonable efforts, including without limitation by increasing the number of hours the Cleanroom Suites are in operation, to accommodate any such request.

3.3

Rescheduling and Cancellation. For the avoidance of doubt, Translate Bio shall be responsible for payment of the Translate Bio Monthly Fee even if it delays, reschedules or cancels any Development Services scheduled for the applicable monthly period.

ARTICLE 4

MATERIALS

4.1

Translate Bio Materials. Translate Bio shall supply to AMRI for Processing, at Translate Bio’s sole cost, certain Raw Materials and any other materials (such as consumables) as agreed by the Parties (collectively, the “Translate Bio Materials”). Translate Bio shall ensure that all Raw Materials included in the Translate Bio Materials and provided under this Agreement meet applicable Specifications and have been manufactured in accordance with cGMP and applicable regulatory requirements, as applicable. Translate Bio (or Translate Bio’s applicable raw material supplier) shall supply a Certificate of Analysis and Certificate of Compliance confirming that the standards set forth in the preceding sentence have been met. Prior to delivery of any of the Raw Materials included in the Translate Bio Materials to AMRI for Processing, Translate Bio (or Translate Bio’s raw material supplier) shall provide to AMRI a copy of the Material Safety Data Sheet (“MSDS”) or Safety Data Sheet (“SDS”), as amended, and any subsequent revisions thereto. Translate Bio shall supply the Translate Bio Materials and accompanying documentation to AMRI no later than [**] before the scheduled date of Processing for which such Translate Bio Materials will be used by AMRI. Translate Bio shall retain title and risk of loss to the Translate Bio Materials during such times as they are located at the Facility, except as provided in the remainder of this Section 4.1. AMRI shall segregate the Translate Bio Materials from other materials at the Facility in a location where their confidentiality will be protected, store them in accordance with written instructions provided by Translate Bio (or Translate Bio’s applicable raw material supplier), handle them in accordance with the MSDS/SDS, and use the Translate Bio Materials solely and exclusively for Processing under this Agreement. AMRI shall have no liability with respect to the Translate Bio Materials, except for any loss or damage resulting from AMRI’s gross negligence or willful misconduct. In the event of loss or damage to the Translate Bio Materials caused by AMRI’s gross negligence or willful misconduct, AMRI shall provide a credit to Translate Bio equal to the value of the lost or damaged Translate Bio Materials up to $[**] (in the aggregate), per event.

4.2

AMRI-Supplied Raw Materials. AMRI shall be responsible for procuring AMRI-Supplied Raw Materials, as necessary and in appropriate quantities consistent with the Master Batch Record, and shall retain the risk of loss of the AMRI-Supplied Raw Materials. Translate Bio shall be financially responsible for the cost of the AMRI-Supplied Raw Materials plus a [**] percent ([**]%) handling charge, as set forth in Exhibit D. If Translate Bio requires a specific supplier for any AMRI-Supplied Raw Material, Translate Bio will be responsible for all costs associated with qualification of that supplier in accordance with the Quality Agreement, if not previously qualified by AMRI.

4.3

Reimbursement for Materials. In the event of (i) a Drug Substance Specification change for any reason, (ii) termination or expiration of this Agreement; or (iii) obsolescence of any Raw Material, Translate Bio shall bear the cost of any resulting unused AMRI-Supplied Raw Materials.

ARTICLE 5

DELIVERY; STORAGE

5.1

Delivery of Drug Substance. Title and risk of loss of Drug Substance and other deliverables shall transfer from AMRI to Translate Bio upon delivery EXW Facility (Incoterms 2010) (“Delivery”). For manufactured Batches, Delivery shall occur upon the later of (a) the issuance to Translate Bio of the completed Batch Documentation, in accordance with to the Quality Agreement and (b) notification by AMRI to Translate Bio that the Batch is available for pick up at Facility. Translate Bio is responsible for transportation of the Drug Substance to Translate Bio’s final destination, at the sole risk and expense of Translate Bio. For avoidance of doubt, Translate Bio is responsible for arranging pick up by carrier and all shipping costs and risks. Should Translate Bio request AMRI to assist with any arrangements with the carrier, such arrangements will be made by AMRI on behalf of Translate Bio in accordance with Translate Bio’s applicable instructions and at the sole risk and expense of Translate Bio.

5.2

Storage. If Translate Bio does not pick up Drug Substance after AMRI has notified Translate Bio in writing that it is available, AMRI shall store such Drug Substance at the Facility. For all Drug Substance stored by AMRI following such notification, Translate Bio agrees that: (i) Translate Bio has title and risk of ownership, (ii) Translate Bio has made a fixed commitment to purchase such Drug Substance, (iii) Translate Bio is responsible for any decrease in market value of such Drug Substance that relates to factors and circumstances outside of AMRI’s control, and (iv) Translate Bio is responsible for obtaining insurance for such Drug Substance during the storage period, if desired.

ARTICLE 6

QUALITY AND REGULATORY MATTERS

6.1

Quality Agreement. No less than [**] prior to the manufacture of the first Batch of Drug Substance, including qualification, engineering or validation Batches, the Parties shall execute a quality agreement setting forth the roles and responsibilities of the Parties with respect to assuring the quality of the Drug Substance and conformance with cGMP requirements (the “Quality Agreement”). The Quality Agreement shall in no way determine liability or financial responsibility of the Parties for the responsibilities set forth therein, nor shall it control any commercial aspect of the Development Services provided hereunder. In the event of a conflict between the terms of this Agreement and the Quality Agreement, this Agreement shall control except with respect to matters relating to compliance with cGMP requirements and/or applicable regulatory laws and regulations, in which case, the Quality Agreement will control.

6.2

Regulatory Compliance. Translate Bio shall be solely responsible for all permits and licenses required by any Regulatory Authority with respect to the Drug Substance, including any product licenses, applications and amendments in connection therewith. AMRI will be responsible to maintain all permits and licenses required by any Regulatory Authority with respect to the Facility. During the Term, AMRI shall provide support to Translate Bio for any regulatory filings or submissions relating to the Drug Substance, which support services shall be invoiced at AMRI’s then current rates.

6.3

Regulatory Correspondence. Translate Bio shall make available to AMRI the AMRI-specific portions of all regulatory applications and amendments thereto and all correspondence with a Regulatory Agency, in each case relating to the Drug Substance, including without limitation, an IND, NDA, ANDA, 505(b)(2) and DMF or their equivalent applications in foreign jurisdictions (each, a “Regulatory Filing”). For purposes of the foregoing sentence, “AMRI-specific portions” shall mean those sections of a Regulatory Filing, amendments or correspondence regarding a Regulatory Filing, that reference AMRI’s systems, facilities or capabilities. Translate Bio agrees to incorporate all changes provided by AMRI which correct for factual inaccuracies and to reasonably consider all other comments.

Translate Bio shall provide this information, and AMRI shall review, in accordance with the following:

(a)

Original Applications/ Amendments Not Requested by Regulatory Agency: Translate Bio shall provide [**] prior notice of its intent to file a Regulatory Filing. Within [**] after receipt of the AMRI-specific portions of the draft application or amendment, AMRI shall provide any comments on such portions to Translate Bio.

(b)

Amendments/ Responses Requested by a Regulatory Agency: Translate Bio shall notify AMRI of any request by a regulatory agency within [**] after receipt of request, if the request relates to an AMRI-specific portion of a Regulatory Filing. Within [**] after receipt of the AMRI-specific portion of the draft amendment or response, AMRI shall provide any comments to Translate Bio.

6.4

Audits. Following Build-Out Completion and during the Term, AMRI will permit Translate Bio and/or its designee to audit AMRI’s relevant non-financial records with at least [**] advance prior notice, during normal business hours, no more than [**] (except with respect to “for cause” audits) solely to permit Translate Bio to confirm that the Development Services are or have been performed in compliance with this Agreement. Except with respect to “for cause” audits, AMRI shall invoice Translate Bio, and Translate Bio shall pay AMRI, for any additional inspections and/or audits, including, without limitation, any EHS audits, supply chain audits and/or any pre-approval inspections by the FDA or other regulatory authority, at such rates as determined by AMRI based on timing of the audit, resource demand, and any production disruption that may be caused by such audit; provided that Translate Bio may only request [**]. As used herein, “for cause” audit means an audit conducted to investigate a specific quality failure at the Facility that directly relates to the performance of the Development Services.

6.5

Recall. In the event AMRI believes a recall, field alert withdrawal or field correction may be necessary with respect to the Drug Substance provided under this Agreement or any finished dosage form pharmaceutical product containing the Drug Substance, AMRI shall immediately notify Translate Bio in writing. AMRI will not act to initiate a recall, field alert, withdrawal or field correction without the express prior written approval of Translate Bio, unless otherwise required by Applicable Laws. In the event Translate Bio believes a recall, field alert, withdrawal or field correction may be necessary with respect to Drug Substance provided under this Agreement or any finished dosage form pharmaceutical product containing the Drug

Substance, Translate Bio shall immediately notify AMRI in writing and AMRI shall provide all necessary cooperation and assistance to Translate Bio, at Translate Bio’s expense. Translate Bio shall bear the expenses of any recall of Drug Substance or any finished dosage form pharmaceutical product containing the Drug Substance, and in no event shall AMRI or its Affiliates be financially responsible for the costs of, or associated with, any such recall.

ARTICLE 7

REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1	AMRI. AMRI represents, warrants and covenants to Translate Bio that:

(a)

it shall provide the Development Services in a professional and workmanlike manner, using personnel that have been trained by AMRI in the applicable regulations, and in accordance with such regulations and all Applicable Laws;

(b)

it has not engaged in any conduct which could lead to debarment actions by the FDA under 21 U.S.C. 335(a) (Section 306, Federal Food, Drug and Cosmetic Act) and has not and shall not employ, or knowingly contract with or retain any person directly or indirectly to perform Development Services if such a person is debarred by the FDA or, to AMRI’s knowledge, is under investigation by the FDA for debarment, and will promptly notify Translate Bio in writing if it or any person that has performed Development Services hereunder becomes debarred by the FDA or if it becomes aware that any such person is under investigation by the FDA for debarment;

(c)

all Drug Substance delivered hereunder shall be manufactured in accordance with cGMP, the then-current Master Batch Record and the Quality Agreement, and, if manufactured after establishment of a validated manufacturing process, shall conform to the Drug Substance Specifications upon Delivery (the “Drug Substance Warranty”);

(d)

AMRI has all necessary authority and all right, title and interest in and to any AMRI Background Technology that is used in the Development Services (alone and not in combination with any Translate Bio Materials or Translate Bio Technology, and for the avoidance of doubt, excluding the Drug Substance);

(e)

AMRI shall ensure that the Certificates of Analysis for AMRI-Supplied Raw Materials indicate that they comply with the applicable Specifications (which shall, for the avoidance of doubt, require no independent testing by AMRI);

(f)	AMRI will comply with all Applicable Laws relating to its performance under this Agreement and its use of any Translate Bio Materials and Translate Bio Equipment; and

(g)

AMRI will use commercially reasonable efforts to obtain all consent required for the Build-Out under the Lease Agreement for the Facility. In the event that AMRI is unable to obtain such consent or if the Lease Agreement is terminated during the Term, Translate Bio shall have the right to terminate this Agreement immediately upon written notice to AMRI and, in such event, shall have no obligation to make the Make-Whole Payment.

7.2	Translate Bio. Translate Bio represents, warrants and covenants to AMRI that:

(a)	the Translate Bio Materials will have been produced in compliance with the Applicable Laws and, upon delivery to AMRI, shall meet the applicable Specifications, if any;

(b)

it has all necessary authority and all right, title and interest (or in the case of any Drug Substance to be produced for a Translate Bio partner hereunder, legal right to use or provide to AMRI for production, manufacture or other related services in accordance with the terms of this Agreement) in and to any intellectual property related to the Drug Substance or that is otherwise provided by Translate Bio under this Agreement;

(c)

it has provided or will provide all safe handling instructions, health and environmental information and material safety data sheets applicable to the Drug Substance, in the time period specified in Section 4.1;

(d)	it will obtain and shall maintain in effect during the Term, all necessary approvals from applicable Regulatory Authorities, if any, relating to the use of the Drug Substance;

(e)

it will comply with all Applicable Laws relating to its performance under this Agreement and its use of any materials or Drug Substance provided by AMRI under this Agreement (including the use of any finished dosage form pharmaceutical product containing the Drug Substance);

(f)

it will not release the Drug Substance into the market if the completed Batch record for a particular Batch indicates that the Drug Substance does not comply with the Drug Substance Specifications or Applicable Laws; and

(g)

(i) Translate Bio will have sufficient net cash available to pay all amounts due and payable to AMRI hereunder when such amounts become due and payable, or (ii) to the extent Translate Bio expects that it will not have sufficient net cash to pay all amounts due and payable to AMRI hereunder when such amounts become due and payable, it will use commercially reasonable efforts to obtain financing for such amounts; (iii) Translate Bio will not assign this Agreement to an undercapitalized assignee for the purpose of avoiding its payment obligations hereunder; (iv) Translate Bio has no knowledge of any existing facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction; and (v) Translate Bio does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

7.3	Mutual. Each Party hereby represents and warrants to the other Party that:

(a)

Existence and Power. Such Party (i) is duly organized, validly existing and in good standing under the laws of the state in which it is organized, (ii) has the power and authority and the legal right to own and operate its property and assets, and to carry on its business as it is now being conducted, and (iii) is in compliance with all requirements of Applicable Laws, except to the extent that any noncompliance would not materially adversely affect such Party’s ability to perform its obligations under the Agreement.

(b)

Authorization and Performance of Obligations. Such Party (i) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (ii) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

(c)

Execution and Delivery. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

(d)	Consents. All necessary consents, approvals and authorizations of all Regulatory Authorities have been or will be obtained.

(e)

No Conflict. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate any requirement of Applicable Laws; and (ii) do not materially conflict with, or constitute a material default or require any consent under, any contractual obligation of such Party, except for (a) any permits required relating to the Build-Out, which AMRI shall obtain, and (b) the Lease Agreement relating to the Facility.

7.4

Limitations. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 7 ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY EACH PARTY TO THE OTHER AND NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS, WARRANTIES OR GUARANTEES OF ANY KIND WHATSOEVER, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 8

CONFIDENTIAL INFORMATION

8.1 Confidential Information. As used in this Agreement, the term “Confidential Information” means any confidential or proprietary scientific, technical, trade, business and/or financial information of a Party (the “Disclosing Party”) provided to the other Party (the “Receiving Party”) or to which the Receiving Party has access under this Agreement, whether such information is in oral, written or in electronic form and whether or not it is identified as confidential. Confidential Information of Translate Bio includes, but is not limited to Translate Bio Existing Technology, Drug Substance-specific Program Technology, the Master Batch Record and the Drug Substance Specifications. Confidential Information of AMRI includes, but is not limited to AMRI Background Technology, AMRI Program Technology, and the pricing information set forth in this

Agreement and AMRI-specific portions of Translate Bio’s Regulatory Filings. Notwithstanding the other provisions of this Agreement, a Party’s Confidential Information does not include information which the Receiving Party can establish by competent proof (i) is otherwise readily available to the public through no fault of the Receiving Party; (ii) has been rightfully received by the Receiving Party from a third party without restrictions on disclosure and other than in breach of any obligation to the Disclosing Party; (iii) has been independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information; or (iv) was known to the Receiving Party prior to its first receipt from the Disclosing Party.

8.2 Confidentiality Obligation. The Receiving Party agrees to hold the Confidential Information of the Disclosing Party in trust and confidence and not to disclose such Confidential Information except (i) to those of its employees (including employees of its Affiliates) who have a need to know such information for purposes of performing such Party’s obligations or exercising such Party’s rights under this Agreement and who are under obligations of confidentiality at least as protective as those contained in this Agreement that would apply to such information, (ii) by AMRI to third parties who are involved in performing services under this Agreement (including, without limitation, contractors and vendors who are providing services in connection with the Build-Out) and who are bound by written confidentiality restrictions at least as protective as those contained in this Agreement, (iii) by either Party to Regulatory Authorities in connection with regulatory filings related to the Facility or to Drug Substance Processed under this Agreement, or (iv) as otherwise approved by the Disclosing Party in writing. The Receiving Party shall be liable for any failure by any person or entity to whom it discloses the Disclosing Party’s Confidential Information to comply with the restrictions on disclosure and use imposed on the Receiving Party in this Section 8.2 and in Section 8.3, respectively. Notwithstanding the foregoing limitations on disclosure, the Receiving Party may disclose such Confidential Information of the Disclosing Party as is required by any law, rule, regulation, order, decision, decree, subpoena or other legal process to be disclosed provided that the Receiving Party shall, if legally permitted, notify the Disclosing Party of such request promptly prior to any disclosure so as to permit the Disclosing Party to oppose or limit such disclosure by appropriate legal action.

8.3 Restrictions on Use. The Receiving Party agrees that it shall not use the Disclosing Party’s Confidential Information except for purposes of fulfilling its obligations or exercising its rights under this Agreement or as otherwise expressly contemplated by this Agreement.

8.4 Protective Measures. In protecting the confidentiality of and avoiding disclosure and unauthorized use of Disclosing Party’s Confidential Information, the Receiving Party shall take at least those measures that it uses to protect its own confidential information; however, in no event, shall less than a reasonable standard of care be used. The Receiving Party shall immediately notify the Disclosing Party in the event of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information of which the Receiving Party is or becomes aware, provided that in no event shall such notification be deemed an admission for evidentiary purposes.

8.5 Return of Confidential Information. Upon and in accordance with the written request of the Disclosing Party, except as required by law (including any regulatory requirements), the Receiving Party shall promptly return to Disclosing Party or destroy all of the tangible Confidential Information of the Disclosing Party in its possession or control, except that one (1) copy may be retained by Receiving Party solely for record-keeping purposes and neither Party shall have any obligation to return or destroy computer files that are created during automatic system back-up.

ARTICLE 9

INTELLECTUAL PROPERTY

9.1 Translate Bio Pre-Existing Technology. AMRI agrees that Translate Bio has and shall retain sole and exclusive rights of ownership in and to any Confidential Information of Translate Bio and Translate Bio Existing Technology. AMRI does not acquire any license or other right to Confidential Information of Translate Bio or Translate Bio Existing Technology except that Translate Bio hereby grants AMRI a non-exclusive, fully paid-up license thereunder during the Term for the limited purpose of carrying out its obligations under this Agreement.

9.2 AMRI Background Technology. Translate Bio agrees that AMRI has and shall retain sole and exclusive rights of ownership in and to any Confidential Information of AMRI and AMRI Background Technology whether or not incorporated into the Development Services provided under this Agreement. AMRI hereby grants to Translate Bio a perpetual, irrevocable, fully paid-up (subject to Translate Bio’s compliance with the payment terms set forth herein), worldwide, sublicensable, non-exclusive license under the Confidential Information of AMRI and the AMRI Background Technology (and any improvements thereto included in the AMRI Program Technology) to use, sell, offer for sale and import the Drug Substance Processed under this Agreement for any and all purposes. Except as set forth in the preceding sentence, Translate Bio does not acquire any license or other right to Confidential Information of AMRI or AMRI Background Technology.

9.3 Program Technology. All Drug Substance-specific Program Technology shall be the exclusive property of Translate Bio, and AMRI shall and hereby does assign all of its rights, title and interest in and to in Drug Substance-specific Program Technology to Translate Bio, and to take such actions as are reasonably requested by Translate Bio, at Translate Bio’s expense, to effect the foregoing assignment and in connection with Translate Bio’s efforts to secure patent protection for such Drug Substance-specific Program Technology. All AMRI Program Technology shall be the exclusive property of AMRI, and Translate Bio agrees to assign its rights in AMRI Program Technology to AMRI, and to take such actions as are reasonably requested by AMRI, at AMRI’s expense, to effect the foregoing assignment and in connection with AMRI’s efforts to secure patent protection for such AMRI Program Technology. Each Party shall ensure that each of its employees and contractors performing activities under this Agreement assign to such Party all rights, title and interests that he or she acquire in any Technology arising under this Agreement.

9.4 No Other Licenses. Except as expressly set forth in this Agreement, nothing in this Agreement shall be deemed to grant to either Party any right or license under any Technology of the other Party.

ARTICLE 10

INDEMNIFICATION

10.1 Indemnification by AMRI. AMRI shall defend (upon Translate Bio’s written request), indemnify and hold harmless Translate Bio, its Affiliates, and their respective directors, officers, employees and agents (“Translate Bio Indemnitees”) from and against any and all suits, claims, losses, demands, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) resulting from or arising out of any suit, demand or action by any third party (“Losses”) to the extent (i) caused by the gross negligence or willful misconduct of any AMRI Indemnitee; (ii) arising from a claim by a third party that AMRI Technology used in the performance of the Development Services or Process (on its own and not in combination with any Translate Bio Materials or Translate Bio Technology) infringes such third party’s intellectual property right; or (iii) caused by the breach of any of AMRI’s representations, warranties (including without limitation the Drug Substance Warranty) or obligations under this Agreement, in each case relating to the Development Services only; except to the extent of the amount of any Losses arising out of claims for which Translate Bio is obligated to indemnify AMRI hereunder.

10.2 Indemnification by Translate Bio. Translate Bio shall defend, indemnify and hold harmless AMRI, its Affiliates, and their respective directors, officers, employees and agents (“AMRI Indemnitees”) from and against all Losses to the extent (i) related to the marketing, sale, distribution or use of Drug Substance, including, but not limited to, use in clinical trials (if applicable), or any side effects, contraindications, illness, and/or death resulting from use of the Drug Substance (whether based on strict liability, inherent design defect, negligence, failure to warn, breach of contracts or any other theory of liability), including, in each case, any finished dosage form pharmaceutical product containing the Drug Substance; (ii) caused by the gross negligence or willful misconduct of any Translate Bio Indemnitees; (iii) arising from a claim by a third party that AMRI’s use of the Translate Bio Materials or the Drug Substance or other intellectual property provided to AMRI by Translate Bio infringes such third party’s intellectual property right; (iv) related to any Drug Substance produced for a Translate Bio partner hereunder (including, without limitation, as set forth in clauses (i)-(iii) and (v) herein); or (v) caused by the breach of any of Translate Bio’s representations, warranties or obligations under this Agreement, except to the extent of the amount of any Losses arising out of claims for which AMRI is obligated to indemnify Translate Bio hereunder.

10.3 Indemnification Procedures. In the event that either Party seeks indemnification under the terms of Sections 10.1 or 10.2 (the “Indemnified Party”), it shall inform the other Party (the “Indemnifying Party”) of the claim within [**] after receipt of notice of such claim, provided that failure to provide notice shall not eliminate the Indemnifying Party’s indemnification obligation under this Article except to the extent the Indemnifying Party has been prejudiced by such failure. Except as expressly set forth herein, if (a) Translate Bio is the Indemnifying Party or (b) AMRI is the Indemnifying Party and Translate Bio has requested in writing that AMRI defend against such claim, then the Indemnifying Party shall have the right to assume sole direction and control of the defense and settlement of any indemnified claim, provided that if the Indemnifying Party does not assume direction and control of the defense and settlement, the Indemnified Party shall do so, provided that such defense and settlement shall be, in both cases, solely at the Indemnifying Party’s cost. The Indemnified Party shall cooperate as requested by, and at the expense of, the

Indemnifying Party, in the defense of the claim. The Indemnifying Party shall not settle or otherwise compromise any claim or suit in any manner which requires the Indemnified Party to provide any consideration, admit fault or take any other action that would be binding on such Indemnified Party without the prior written consent of the Indemnified Party. The Indemnifying Party shall not have any obligation to the Indemnified Party under this Article 10 for any claim settled by the Indemnified Party without the Indemnifying Party’s prior written consent.

10.4 Patent Litigation. Notwithstanding the provisions of Section 10.3, Translate Bio shall have the exclusive right and obligation to defend and control any patent litigation that is initiated or pursued relating to the manufacture, use, sale or marketing of the Drug Substance (including any finished dosage form pharmaceutical product containing the Drug Substance), or to bring and control any declaratory judgment action with respect thereto. Translate Bio shall pay the costs and expenses associated with any such patent litigation defended, brought or controlled by Translate Bio.

10.5 Litigation Support. In the event a subpoena or other court order requiring personal appearance or production of documents is received by a Party (the “Subpoenaed Party”) in respect of litigation that the other Party is involved in and to which the Subpoenaed Party is not a party, the other Party agrees that the Subpoenaed Party shall obtain its own counsel and the other Party agrees to indemnify the Subpoenaed Party from and against any and all costs and expenses (including reasonable legal fees and expenses) reasonably relating to responding to such subpoena and any required internal investigations. In the event a Party (the “Litigating Party”) requests the other Party’s assistance in any litigation that such Litigating Party is involved in and to which the other Party is not a party (which assistance may include, without limitation, production of documents), the Litigating Party all pay the other Party for any agreed-to assistance at the other Party’s then-current rates as determined based on timing of the request, resource demand, and any business disruption that may be caused by such request.

ARTICLE 11

INSURANCE

11.1 AMRI. AMRI shall, at its own cost and expense, obtain and maintain in full force and effect the following insurance during the Term: (i) Commercial General Liability insurance with per-occurrence and general aggregate limits of not less than $[**]; (ii) Products and Completed Operations Liability Insurance with per-occurrence and general aggregate limits of not less than $[**]; (iii) Workers’ Compensation and Employer’s Liability Insurance with statutory limits for Workers’ Compensation and Employer’s Liability insurance limits of not less than $[**]; and (iv) Professional Services Errors & Omissions Liability Insurance with per claim and aggregate limits of not less than $[**] covering sums that AMRI becomes legally obligated to pay as damages resulting from claims made by Translate Bio for errors or omissions committed in the conduct of the services outlined in the Agreement. In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire Term and for a period of not less than [**] following the termination or expiration of this Agreement. AMRI shall furnish evidence of insurance for all of the above noted policies to Translate Bio within a reasonable time following written request by Translate Bio. Each insurance policy that is required under this Article shall be obtained from an insurance carrier with an A.M. Best rating of at least A- VII. For clarity, the limits of any insurance coverage shall not limit any liability AMRI may have under this Agreement.

11.2 Translate Bio Insurance. Translate Bio shall, at its own cost and expense, obtain and maintain in full force and effect the following insurance during the Term: (i) Products Liability Insurance with per-occurrence and general aggregate limits of not less than $[**]; (ii) Workers’ Compensation and Employer’s Liability Insurance with statutory limits for Workers’ Compensation and Employer’s Liability insurance limits of not less than $[**]; (iii) All Risk Property Insurance, including transit coverage, in an amount equal to full replacement value covering Translate Bio’s property (including, without limitation, the Translate Bio Equipment and the Translate Bio Materials) while it is at the Facility or in transit to or from the Facility. In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire Term and for a period of not less than [**] following the termination or expiration of this Agreement. Translate Bio shall cause AMRI to be named as an additional insured under such policies and shall provide AMRI proof of such upon request. Translate Bio shall furnish certificates of insurance for all of the above noted policies to AMRI within a reasonable time following written request by AMRI. Each insurance policy that is required under this Article shall be obtained from an insurance carrier with an A.M. Best rating of at least A- VII. For clarity, the limits of any insurance coverage shall not limit any liability Translate Bio may have under this Agreement.

ARTICLE 12

TERM AND TERMINATION

12.1 Term. This Agreement shall commence on the Effective Date and, unless terminated in accordance with this Article 12, shall continue in effect for five (5) years after Build-Out Completion (the “Initial Term”). In addition, Translate Bio shall have the right to extend the Term for an additional three (3) year period (the “Renewal Term,” and together with the Initial Term, the “Term”) upon at least one year’s notice prior to the expiration of the Initial Term at prevailing commercially reasonable rates mutually agreed between the Parties during such notice period.

12.2 Termination by Either Party.

(a) Material Breach. Either Party may terminate this Agreement effective upon [**] prior written notice to the other Party, if the other Party commits a material breach of this Agreement and fails to cure such breach (if it is curable) or make commercially reasonable progress towards a timely resolution (if it is curable) by the end of such [**] period; provided, however, that failure to pay amounts due under this Agreement within [**] after such payments are due (as set forth in Section 2.8) shall constitute cause for termination of this Agreement [**] after AMRI furnishes Translate Bio with a written demand, or at AMRI’s discretion, AMRI shall be relieved of any further obligation to perform under this Agreement (including the Suite Retention obligation) until all outstanding payments are brought current.

(b) Bankruptcy. Either Party may terminate this Agreement effective upon written notice to the other Party, if the other Party becomes insolvent or admits in writing its inability to pay its debts as they become due, files a petition for bankruptcy, has a petition for bankruptcy filed against it that has not been dismissed or stayed within [**] after filing, makes an assignment for the benefit of its creditors or has a receiver, trustee or other court officer appointed for its properties or assets.

12.3 Termination for Convenience. Except as set forth in Section 12.7, following the date that is thirty-six (36) months from payment by Translate Bio of the first Translate Bio Monthly Fee hereunder (the “Initial Three Year Period”), Translate Bio may elect to terminate this Agreement at any time during the remaining Term. In the event that Translate Bio elects to terminate pursuant to the foregoing sentence, Translate Bio shall pay a lump-sum payment to AMRI in the amount of six million U.S. dollars ($6,000,000) within [**] of such termination election, in addition to all other applicable termination payment obligations set forth in Section 12.4 below (other than the Make-Whole Payment).

12.4 Translate Bio Obligations Upon Termination. In the event of a termination by AMRI pursuant to either Section 12.2(a) or 12.2(b) and/or in the event that this Agreement is rejected by Translate Bio pursuant to section 365 of the United States Bankruptcy Code, AMRI shall be entitled (as liquidated damages for loss of a bargain and not as a penalty) to a lump-sum payment from Translate Bio equivalent to (i) the Translate Bio Monthly Fee, multiplied by the remaining months in the Initial Three Year Period, plus (ii) six million U.S. dollars ($6,000,000) (the “Make-Whole Payment”). For the avoidance of doubt, in the event termination occurs after the Initial Three Year Period, the Make-Whole Payment shall equal six million U.S. dollars ($6,000,000). In addition, Translate Bio shall make payment for any other outstanding invoices, work in progress or unused Raw Materials (in each case, which is not covered by the Translate Bio Monthly Fee) (together with the Make-Whole Payment, the “Translate Bio Termination Payment”). In the event of any such termination by AMRI or Translate Bio, Translate Bio have no further right to the Suite Retention. The Translate Bio Termination Payment shall constitute part of Translate Bio’s obligations under this Agreement for all purposes, and is intended by the Parties hereto to be taken into account and included in any calculation of the value of the claim represented by such obligations in any plan of reorganization or other definitive determination of distributable value in any proceeding under the bankruptcy code of the United States or any other liquidation, conservatorship, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions.

12.5 AMRI Obligations Upon Termination or Expiration. In the event of any termination of this Agreement, AMRI shall, subject to receipt of applicable payments in full from Translate Bio, including without limitation those set forth in Section 12.4, deliver to Translate Bio, in accordance with Translate Bio’s written request, any Drug Substance, Raw Materials, work-in-process and deliverables in AMRI’s possession. In addition, and subject to receipt of applicable payments in full from Translate Bio, including without limitation those set forth in Section 12.4, AMRI shall make available to Translate Bio any data generated in the course of performing the Development Services up to the effective date of termination.

12.6 Effect of Termination on Cleanroom Suites. Following the expiration or termination of this Agreement and the removal of the Translate Bio Equipment, nothing shall restrict or prevent AMRI from using the Cleanroom Suites for other parties, in its sole discretion, subject to Article 8.

12.7 Change of Control of Translate Bio. In the event of a change of control of Translate Bio or any assignment of this Agreement by Translate Bio without AMRI’s prior written consent, (a) the rights set forth under Section 12.3 (Termination for Convenience) shall be null and void, and (b) the Make-Whole Payment set forth in Section 12.4 shall be revised to equal (i) the Translate Bio Monthly Fee, multiplied by the remaining months in the initial 5-year period following Build-Out Completion, plus (ii) six million U.S. dollars ($6,000,000). For purposes of this Section 12.7, change of control shall mean the sale of all or substantially all of the assets of Translate Bio (or any of its Affiliates); or any merger, consolidation or acquisition of Translate Bio effecting any change in the ownership of more than fifty percent (50%) of the voting capital stock of Translate Bio in one or more related transactions, including without limitation, an initial public offering.

ARTICLE 13

LIMITATIONS OF LIABILITY

13.1 EXCEPT AS EXPRESSLY PROVIDED IN SECTIONS 3.1 AND 4.1 OF THIS AGREEMENT, AMRI SHALL HAVE NO LIABILITY FOR THE COST OF, OR LOSS OR DAMAGE TO, TRANSLATE BIO MATERIALS, AT ANY TIME, WHETHER OR NOT SUCH TRANSLATE BIO MATERIALS ARE INCORPORATED INTO DRUG SUBSTANCE.

AMRI EXPRESSLY DISCLAIMS AND MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR OTHERWISE WITH RESPECT TO THE NEW CLEANROOM SUITES. AMRI IS NOT RESPONSIBLE NOR LIABLE FOR ANY DIRECT, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OR LOSSES OF TRANSLATE BIO OR ANY THIRD PARTY RESULTING FROM INSTALLATION OF THE CLEANROOM SUITES.

13.2 PRIOR TO PAYMENT OF THE FIRST TRANSLATE BIO MONTHLY FEE, AMRI SHALL HAVE NO LIABILITY TO TRANSLATE BIO PURSUANT TO THIS AGREEMENT. FOLLOWING PAYMENT OF THE FIRST TRANSLATE BIO MONTHLY FEE, AMRI’S AGGREGATE LIABILITY UNDER THIS AGREEMENT SHALL IN NO EVENT EXCEED [**] PERCENT ([**]%) OF THE TOTAL FEES PAID BY TRANSLATE BIO TO AMRI, MINUS ANY THIRD-PARTY PASS THROUGH EXPENSES, FOR THE TWELVE (12) MONTHS IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO THE LIABILITY.

13.3 NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OF THE OTHER PARTY OR ITS RELATED INDEMNIFIED PARTIES ARISING OUT OF PERFORMANCE UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, LOSS OF REVENUES, PROFITS OR DATA, OR PENALTIES ARISING UNDER THIRD PARTY CONTRACTS, WHETHER IN CONTRACT OR TORT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING WAIVER SHALL IN NO EVENT LIMIT A PARTY’S INDEMNITY OBLIGATIONS HEREUNDER.

13.4 THE LIMITATIONS OF LIABILITY CONTAINED IN THIS ARTICLE 13 SHALL IN NO EVENT LIMIT A PARTY’S LIABILITY FOR ITS GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

13.5 THE LIMITATIONS SET FORTH IN THIS ARTICLE SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

ARTICLE 14

NOTICE

All notices and other communications hereunder shall be in writing and shall be deemed given: (A) when delivered personally; (B) when received or refused, if mailed by registered or certified mail (return receipt requested), postage prepaid; or (C) when delivered if sent by express courier service with delivery confirmation, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

To Translate Bio:	Translate Bio, Inc.
29 Hartwell Avenue
Lexington, MA 02421
Attn: Ronal Renaud

With a copy to:	Translate Bio, Inc.
29 Hartwell Avenue
Lexington, MA 02421
Attn: General Counsel

To AMRI:	Albany Molecular Research, Inc.
26 Corporate Circle
Albany, New York 12212
Attn: Dave Stevens

With a copy to:	Albany Molecular Research, Inc.
26 Corporate Circle
Albany, New York 12212
Attn: Legal Department

ARTICLE 15

MISCELLANEOUS

15.1 Entire Agreement; Amendments. This Agreement, the attachments, exhibits and any amendments thereto constitute the entire understanding between the Parties and supersede any contracts, agreements or understanding (oral or written) of the Parties with respect to the subject matter hereof, including without limitation the Master Services Agreement dated February 25, 2017 between AMRI and Translate Bio (as the successor to RaNA Development, Inc.) and the Letter Agreement. No term of this Agreement may be amended except upon written agreement of both Parties, unless otherwise provided in this Agreement.

15.2 Captions. The captions in this Agreement are for convenience only and are not to be interpreted or construed as a substantive part of this Agreement.

15.3 Further Assurances. The Parties agree to execute, acknowledge and deliver such further instruments and to take all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.

15.4 No Waiver. Failure by either Party to insist upon strict compliance with any term of this Agreement in any one or more instances will not be deemed to be a waiver of its rights to insist upon such strict compliance with respect to any subsequent failure.

15.5 Severability. If any term of this Agreement is declared invalid or unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Agreement will continue in full force and effect.

15.6 Independent Contractors. The relationship of the Parties is that of independent contractors, and neither Party will incur any debts or make any commitments for the other Party except to the extent expressly provided in this Agreement. Nothing in this Agreement is intended to create or will be construed as creating between the Parties the relationship of joint ventures, co-partners, employer/employee or principal and agent.

15.7 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties, their successors and permitted assigns. Neither Party may assign this Agreement, in whole or in part, without the prior written consent of the other Party, except (i) that either Party may, without the other Party’s consent, assign this Agreement to an Affiliate or to a successor to substantially all of its business or assets, subject to Section 12.7. No assignment of this Agreement shall be effective unless (a) such assignment complies with the preceding sentence and (b) the assignee agrees in a writing furnished to the other Party within [**] after such assignment to be bound by the terms of this Agreement.

15.8 Governing Law. This Agreement shall be governed by and construed under the laws of the Commonwealth of Massachusetts, excluding its conflicts of law provisions.

15.9 Dispute Resolution/ Arbitration. Any claim or controversy between the Parties that arises out of this Agreement or breach thereof (a “Dispute”) shall be resolved in accordance with the procedures specified in this Section 15.9, which shall be the sole and exclusive procedures for the resolution of any such Disputes (except for disputes relating to the Build-Out which shall initially be addressed through the procedure set forth in Section 2.3 and shall follow the procedure set forth herein when such dispute is escalated to the Chief Executive Officer of each Party). The Parties shall first attempt in good faith to resolve any Dispute promptly by negotiations between the Chief Executive Officer of each Party. Any Dispute that has not been resolved by negotiation as provided in the foregoing sentence within [**] after escalation to the Chief Executive Officer of each Party (which escalation shall be documented in writing) will be resolved by binding arbitration, unless the Parties mutually agree to an extended period of negotiation. The arbitration will be conducted by one arbitrator, who will be appointed pursuant to the agreement of the Parties within [**] after filing, or if the Parties are unable to agree on an arbitrator within [**] after filing, pursuant to the Commercial Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”). The arbitration will be held in New York, New York and will be conducted in accordance with the Commercial Arbitration Rules and Mediation Procedures of the AAA, except that the rules set forth in this Section 15.9 will govern such arbitration to the extent they conflict with the rules of the Commercial Arbitration Rules and Mediation Procedures of the AAA. Time is of the essence for any arbitration under this Agreement and arbitration hearings shall take place within [**] after filing and awards rendered within [**] after filing. The arbitrator shall agree to these limits prior to accepting appointment. In the arbitration, Massachusetts law will govern, except to the extent that those laws conflict with the Commercial Arbitration Rules and Mediation Procedures of the AAA and the provisions of this Section 15.9. The disclosure rules provided for in the AAA Commercial Arbitration Rules shall govern. The arbitrator shall not award damages in any arbitration initiated under this Section 15.9 that conflict with the limitations set forth in Article 13. The arbitrator may award to the prevailing Party, if any, as determined by the arbitrator, all of their costs and fees. “Costs and fees” mean all reasonable pre-award expenses of the arbitration, including the arbitrators’ fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees, and reasonable attorneys’ fees. Except as may be required by law or regulation, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties. In the event a person fails to comply with the procedures in any arbitration in a manner deemed material by the arbitrator, the arbitrator will fix a reasonable period of time for compliance and, if the person does not comply within said period, a remedy deemed just by the arbitrator, including an award of default, may be imposed. The determination of the arbitrator will be final and binding on Translate Bio and AMRI. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

15.10 Equitable Relief. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement (including Article 8) are not performed in accordance with their specific terms or otherwise are breached. Accordingly, notwithstanding Section 15.9, each Party agrees that the other Party shall be entitled to an injunction or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (except if such specific enforcement would require AMRI to violate any Applicable Laws) in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

15.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Any photocopy, PDF or electronic reproduction of the executed Agreement shall constitute an original.

15.12 Publicity. Neither Party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other Party’s express prior written consent, except as required under Applicable Law (including the U.S. federal securities laws) or by any governmental agency, in which case the Party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other Party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.

15.13 Setoff. Without limiting AMRI’s rights under law or in equity, AMRI and its Affiliates, parent or related entities, collectively or individually, may exercise a right of set-off against any and all amounts due to AMRI from Translate Bio. For purposes of this Section 15.13, AMRI, its Affiliates, parent or related entities shall be deemed to be a single creditor.

15.14 Survival. The rights and obligations of the Parties shall continue under Articles 8 (Confidential Information), 9 (Intellectual Property), 10 (Indemnification), 11 (Insurance) to the extent expressly stated therein, 13 (Limitations of Liability), 14 (Notice), and 15 (Miscellaneous), notwithstanding expiration or termination of this Agreement.

15.15 Force Majeure. Except as to payments required under this Agreement, neither Party shall be liable in damages for, nor shall this Agreement be terminable or cancelable by reason of, any delay or default in such Party’s performance hereunder if such default or delay is caused by events beyond such Party’s reasonable control including, but not limited to, acts of God, regulation or law or other action or failure to act of any government or agency thereof (excluding any action or failure to act which relates specifically to the Drug Substance), war or insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, labor disturbances, epidemic, or failure of suppliers, public utilities or common carriers; provided however, that the Party seeking relief hereunder shall immediately notify the other Party of such cause(s) beyond such Party’s reasonable control. The Party that may invoke this Section shall use all reasonable endeavors to reinstate its ongoing obligations to the other Party. If the cause(s) shall continue unabated for [**], then both Parties shall meet to discuss and negotiate in good faith what modifications to this Agreement should result from this force majeure.

15.16 Personal Data Protection. Each Party acknowledges and agrees, and hereby expressly consents, as follows: (i) in the performance of this Agreement, and the delivery of any documentation hereunder, Personal Data may be generated, disclosed to a Party, and may be incorporated into files processed by either Party or by the Affiliates of either Party; (ii) Personal Data will be stored as long as such data is necessary for the performance of this Agreement, as well as for maintaining historical records; (iii) it represents and warrants that it has all legal right and authority to disclose any Personal Data of any Third Party it discloses to the other Party, and that it has obtained the necessary consents from the relevant Third Party data subjects to so disclose such Personal Data; (iv) it has been informed of the existence of its right to request access to, removal of or restriction on the processing of its Personal Data, as well as to withdraw consent at any time; and (v) it acknowledges its right to file a complaint with the Personal Data supervisory authority in the relevant jurisdiction. As used herein, “Personal Data” shall be as defined in Article 4 of Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation) or any other applicable data protection legislation.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representative to execute this Agreement effective as of the date first written above.

Albany Molecular Research, Inc.		Translate Bio, Inc.

By:	/s/ David Stevens	By:	/s/ Ronald C. Renaud, Jr.

Name:	David Stevens	Name:	Ronald C. Renaud, Jr.
Its:	Sr. Vice President, Drug Product	Its:	CEO